Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Regency Energy Partners LP

We consent to the incorporation by reference in the Registration Statement No. 333-141809 on Form S-3 and No. 333-141764 on Form S-4 of Regency Energy Partners LP of our report dated March 17, 2008 with respect to the consolidated balance sheets of FrontStreet Hugoton LLC as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ equity and cash flows for the each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K /A of Regency Energy Partners LP filed March 18, 2008.

/s/ KPMG LLP

Dallas, Texas
March 17, 2008